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                                                        Press Release - 11/25/02
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                             CEDAR INCOME FUND, LTD.
                          44 South Bayles Avenue, #304
                         Port Washington, New York 11050

                                             Contact:     Brenda J. Walker
                                                          Vice President
                                                          (516) 767-6492

FOR IMMEDIATE RELEASE
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           CEDAR INCOME FUND COMPLETES PURCHASE OF CAMP HILL (PA) MALL
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         Port Washington, New York - November 22, 2002 - Cedar Income Fund,
Ltd., a real estate investment trust listed on the NASDAQ Small Cap Market, today announced that it has completed the purchase of the Camp Hill Mall in Camp Hill, Pennsylvania.

         The Camp Hill Mall is a 523,000 sq. ft. regional shopping mall with several outparcels located on approximately 44 acres at the intersection of Route 15 and Trindle Road at the Harrisburg "beltway" on the west bank of the Susquehanna. Principal tenants include Boscov's, a Giant supermarket, Barnes and Noble and Zany Brainy. The purchase price, including estimated closing costs, was in excess of $18 million. The seller is an affiliate of the Connecticut General Life Insurance Company. Financing for the purchase was provided by Citizens Bank of Philadelphia, PA and SWH Funding Corp. of Hackensack, NJ. The sellers were represented by Metro Commercial Real Estate, Inc. of Mount Laurel, NJ and Newbridge Realty of New York City. Management contemplates redevelopment of an 89,000 sq. ft. former Montgomery Ward store and of the mall property generally at a cost of several million dollars during the next two years. Financing for such redevelopment would be required and would be expected to involve third party lenders and/or joint venturers.

         Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York. The Company's shopping center portfolio, consisting primarily of supermarket-anchored shopping centers in eastern Pennsylvania and southern New Jersey, exceeds 1.75 million square feet. Shares of Cedar Income Fund, Ltd. are traded on the NASDAQ Small Cap Market under the symbol "CEDR".